Exhibit 99.1

To Our Shareholders

Vornado’s Funds from Operations for the year ended December 31, 2009 was $583.6 million, $3.36 per diluted share, compared to $813.1 million, $4.97 per diluted share, for the year ended December 31, 2008.

Net Income applicable to common shares for the year ended December 31, 2009 was $49.1 million, $0.28 per diluted share, versus $302.2 million, $1.91 per diluted share, for the previous year.

Here are the financial results (presented in EBITDA format) by business segment:

($ IN MILLIONS, EXCEPT SHARE DATA)	% of 2009 EBITDA	2009	2008	Same Store
EBITDA:				Cash	GAAP
New York Office	31%	586.3	586.8	5.5%	0.8%
Washington Office	23%	433.1	396.6	5.6%	6.7%
Total Office	54%	1,019.4	983.4	5.5%	3.2%
Retail	18%	340.7	333.8	3.8%	3.7%
Merchandise Mart	6%	104.3	116.4	(8.6%)	(11.5%)
Hotel Pennsylvania	-	15.1	42.3	(64.3%)	(64.3%)
Alexander’s	3%	57.5	58.1
Lexington Realty Trust	2%	49.6	26.4
Toys “R” Us	17%	322.3	345.8
Other		(257.1)	(159.0)
EBITDA before noncontrolling interests and gains on sale of real estate	100%	1,651.8	1,747.2
Funds from Operations		583.6	813.1
Funds from Operations per share		3.36	4.97

In both 2009 and 2008, Other EBITDA has been a large negative, penalizing our results.  In both years, the largest items in Other have been end of cycle losses and impairments in certain mezzanine loans, real estate developments and marketable securities.(1)  Detail of Other EBITDA is shown in Appendix 1.

Our core business is concentrated in New York and Washington, DC, is office and retail centric, and represents 80% of our EBITDA.  Cash flow from the core business has never declined, either in total dollars or on a same store basis.  This was true in the difficult 2009 and we expect it to be true in 2010.

(1)    Impairments can reverse.  For example, as of the date of this letter, we have unrecognized gains of $76 million relating to Lexington Realty Trust and a further $52 million relating to marketable securities.  If we were to settle up now, our investments in marketable securities from the beginning of time would have yielded an overall gain of $505 million (excluding Lexington’s gain).

This letter and this Annual Report contain forward-looking statements as such term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are not guarantees of performance. The Company’s future results, financial condition and business may differ materially from those expressed in these forward-looking statements.  These forward-looking statements are subject to numerous assumptions, risks and uncertainties.  Many of the factors that will determine these items are beyond our ability to control or predict.  For further discussion of these factors, see “Forward-Looking Statements” and “Item 1A.  Risk Factors” in the Company’s Annual Report on Form 10‑K for the year ended December 31, 2009, a copy of which accompanies this letter.

The following chart reconciles Funds from Operations to Funds from Operations Adjusted for Comparability:

($ IN MILLIONS, EXCEPT SHARE DATA)	2009	2008
Funds from Operations, as Reported	583.6	813.1
Adjustments for certain items that affect comparability:
Non-cash asset write-downs:
Mezzanine loans loss (accrual) reversal	(190.7)	10.3
Real Estate development costs (in 2009, net of 27.0 forfeited deposit on land sale)	(53.7)	(177.4)
Investment in Lexington Realty Trust	(18.6)	(107.8)
Investments in other partially-owned entities	(18.4)	--
Marketable equity securities	(3.3)	(76.8)
Other real estate assets	(7.0)	(4.7)
Write-off of unamortized costs from voluntary surrender of equity awards	(32.6)	--
Toys purchase price accounting adjustments and litigation settlement income (in 2009)	24.1	(14.9)
Alexander’s stock appreciation rights and income tax benefits (in 2009)	24.8	6.6
Net (loss) gain on extinguishment of debt	(25.9)	9.8
Reversal of deferred income taxes initially recorded in connection with the H Street acquisition	--	222.2
AmeriCold Realty Trust (including 112.7 net gain on sale)	--	118.8
Derivative positions in marketable equity securities	--	(33.7)
Other	(8.1)	7.8
Noncontrolling interests’ share of above adjustments	24.9	3.6
Total adjustments	(284.5)	(36.2)
Funds from Operations, Adjusted for Comparability	868.1	849.3
Funds from Operations, Adjusted for Comparability per share	5.00	5.19

Funds from Operations Adjusted for Comparability increased by $18.8 million but decreased $.19 per share from $5.19 to $5.00, as detailed below:

($ IN MILLIONS, EXCEPT SHARE DATA)	Amount	Per Share
Operations:
Same Store Core Operations (New York Office .03 per share, Washington Office .17 per share, Retail .08 per share)	45.3	0.28
Merchandise Mart	(16.8)	(0.10)
Toys “R” Us	50.8	0.31
Hotel Pennsylvania and Other	(16.1)	(0.10)
Investment Income	(33.0)	(0.20)
Interest Expense	(17.0)	(0.11)
Disposition of 1999 K Street	(3.5)	(0.02)
Noncontrolling Interests	9.1	--
Dilution from Increased Share Count	--	(0.25)
Comparable FFO	18.8	(0.19)

One-Timers

Here is a schedule of one-time items we exclude from Funds from Operations Adjusted for Comparability: (2)

($ IN THOUSANDS)	Total	2009	2008	2007	2006	2005	2004 and Prior
Securities Investments:
Sears, Sears Canada and McDonald’s	508,126			131,911	212,864	81,621	81,730
Other marketable securities	(35,313)	(3,361)	(76,752)	4,700	12,100	6,300	21,700
Other derivatives	(19,640)		(33,740)			14,100
Non-cash asset write-downs:
Real estate development costs	(241,545)	(53,745)	(177,400)	(10,400)
Mezzanine loans loss (accrual) reversal	(237,438)	(190,738)	10,300	(57,000)
Lexington Realty Trust	(126,482)	(18,600)	(107,882)
Net (loss) gain on early extinguishment of debt and write-off of debt issuance costs	(74,295)	(25,915)	9,820	(7,600)	(24,500)	(22,900)	(3,200)
Write-off of unamortized costs from voluntary surrender of equity awards	(32,588)	(32,588)
Alexander’s stock appreciation rights (SARs) and income tax benefits in 2009	(37,964)	24,473	6,583	14,280	(49,000)	(9,000)	(25,300)
Reversal of H Street deferred taxes	222,200		222,200
AmeriCold Realty Trust	265,800		118,800	24,700	26,300	38,500	57,500
Noncontrolling Interests	(30,603)	24,882	3,553	(9,352)	(16,368)	(12,655)	(20,663)
Other	3,928	(8,947)	(11,698)	712	(8,637)	10,521	21,977
Total adjustments used in the reconciliation on page 3	164,186	(284,539)	(36,216)	91,951	152,759	106,487	133,744

Alexander’s SARs	37,964	(24,473)	(6,583)	(14,280)	49,000	9,000	25,300
H Street deferred taxes	(222,200)		(222,200)
Other non-cash accounting items	130,883	34,403	3,780	9,400	24,500	55,600	3,200
One-timers as we look at them	110,833	(274,609)	(261,219)	87,071	226,259	171,087	162,244

(2)  This schedule, which is in FFO format and the schedule of Other EBITDA in Appendix 1, which is in EBITDA format, cover similar items, they tell the same story.

Michael D. Fascitelli, CEO

At the Annual Board meeting in May 2009, I was delighted to nominate my partner, Michael D. Fascitelli, to be Vornado’s Chief Executive Officer.  It’s the right time for Mike, who is now 53 years old and who has been our President for 13 years.  There is no better real estate executive in the country than Mike.  He is experienced and seasoned.  He is smart, has proven good judgment and measure, and is well known, respected and admired by real estate industry and finance industry counterparties.  And, of course, Mike has perfect knowledge of Vornado, its business, its assets, its people and its financial structure.  We could have no better choice than our own crown prince.

Growth

As is our custom, we present the chart below that traces our ten-year record of growth, both in absolute dollars and per share amounts:

($ IN THOUSANDS, EXCEPT SHARE DATA)
	Adjusted for Comparability
		FFO
	EBITDA	Amount	Per Share
2000	661,091	306,113	3.17
2001	750,331	360,785	3.62
2002	918,222	443,491	3.94
2003	941,323	488,268	4.19
2004	1,052,971	605,099	4.55
2005	1,186,164	650,702	4.48
2006	1,572,594	705,391	4.53
2007	1,911,505	851,254	5.19
2008	1,983,787	849,280	5.19
2009	1,968,357	868,135	5.00

Absolute dollar increases are quite handsome here; per share growth not so much.  All REITs issue shares to grow, as do we.  In the short term we may struggle to “out earn” the dilution from additional share count.  But remember, many of our real estate investments are intended to create value over, say, a five-year horizon(3) and if one looks at our growth in same-store cash flows, either on a dollar or per share basis over time, they do us proud.

(3)  There are many examples of assets in our portfolio for which our value creation efforts take time to yield results.  Let’s focus on one.  In 2006, we acquired the retail portion of 1540 Broadway, the best block front in Times Square.  Since then, we bought out tenants in order to cancel their under‑market leases (going even so far as to acquire the entire 11‑store Virgin chain to get at their lease) and then reconfigured and relet at market rents for flagships of Forever 21, Disney and another retailer to be announced shortly.  It takes time to redevelop and re-tenant an asset such as this, which will shortly stabilize at a double‑digit return on our $350 million investment.  All this financial performance is in front of us, and with lease step-ups, etc., this highest quality retail asset will keep earning and earning.

Share Performance

Here is a chart showing Vornado’s total return as compared to the RMS(*) Index for various periods ending December 31, 2009 and 2010 year-to-date.

	Vornado		RMS Index
2010 YTD	9.9%		11.5%
One-year	19.4%		28.6%
Three-year	(36.3%	)	(33.6%	)
Five-year	10.9%		1.1%
Ten-year	253.9%		169.7%
Fifteen-year	739.1%		276.5%
Twenty-year	2,402.7%		NA	(*)

(*)   RMS is the Morgan Stanley REIT Index, which was first published fifteen years ago.

Acquisitions/Dispositions

Our external growth has never been programmed, formulaic or linear, i.e. we do not budget acquisition activity.  Each year, we mine our deal flow for opportunities and, as such, our acquisition volume is lumpy.  Here is a ten-year schedule of acquisitions and this year, for the first time, dispositions.

Our acquisition volume has been ten times our dispositions – a numerical mismatch and probably a mistake.(4)  Further, like everyone else, we stopped acquiring in 2008 and 2009.  There were really no assets to buy in this period, but looking back, it was a once in a life time opportunity to acquire at panic prices debt and equity securities of publicly traded real estate companies, including our own.

Acquisitions			Dispositions

($ IN THOUSANDS)	Number of Transactions	Cost	Number of Transactions	Proceeds	Profit
2000	10	285,800	4	49,750	10,965
2001	2	19,200	2	82,500	12,455
2002	6	1,835,400	--	--	--
2003	9	532,980	3	299,852	161,022
2004	17	511,800	1	12,900	9,850
2005	31	4,683,000	--	--	--
2006	30	2,177,000	3	105,187	31,662
2007	38	4,063,600	5	186,259	60,120
2008	3	31,500	6	493,172	171,116
2009	--	--	16	262,838	42,987
	146	14,140,280	40	1,492,458	500,177

(4)  Thinking like a fund would surely change this.

Lease, Lease, Lease

The mission of our business is to create value for shareholders by growing our asset base through the addition of carefully selected properties and by adding value through intensive and efficient management.  As in past years, we are pleased to present leasing and occupancy statistics for our businesses.

		Office			Merchandise Mart
(square feet in thousands)	Total	New York	Washington	Retail	Office	Showroom
Year Ended
2009
Square feet leased	7,155	1,417	3,158	1,139	203	1,238
% increase in rent on relet space, GAAP basis		5.0%	18.8%	16.4%	18.0%	3.6%
Occupancy rate		95.5%	94.9%	91.6%	88.9%	88.4%
Number of transactions		158	281	127	4	322
Square feet expiring		887	1,924	680	210	651

2008
Square feet leased	5,775	1,246	2,152	1,022	493	862
Occupancy rate		96.7%	95.0%	92.0%	96.5%	92.2%

2007
Square feet leased	6,653	1,445	2,512	857	329	1,510
Occupancy rate		97.6%	93.3%	94.2%	96.7%	93.7%

Capital Markets/Liquidity

In 2009 we executed the following financial transactions:

In April 2009 we sold 17 million common shares at $43 per share, realizing net proceeds of $710 million.

In September 2009 we realized $460 million from the sale of 30‑year 7.88% unsecured notes.  These notes are callable by us at par without penalty any time after five years.

During the year we completed five secured financings aggregating $277 million at an average interest rate of 5.83%.

In December we repaid a $393 million cross-collateralized loan secured by 42 retail strip shopping centers. This loan bore interest at 7.86% and was repaid out of cash earning nil.  We plan to refinance a similar retail portfolio this year.  Interestingly, market quotes on this potential financing have been steadily improving both as to rate, sub 6% expected, and as to proceeds, over $600 million expected. Securitization markets are open again for good product from first class sponsors, albeit at risk averse LTVs.

During the year, we purchased $2.265 billion (aggregate face amount) of our convertible senior debentures and senior unsecured notes through tender offers and open market purchases.

At year end we had $1.250 billion of cash, restricted cash and marketable securities, and $1.708 billion undrawn under our $2.560 billion revolving credit facilities.  Our firepower today is similar to that at year-end.

After the deleveraging activity of 2009, our debt was just under 40% of our market value balance sheet.

Days ago, we issued $500 million of five-year senior unsecured notes at an effective interest rate of 4.29%.

Dividends

In the context of the financial crisis and frozen capital markets, we acted to protect our balance sheet.  Among other things, in First and Second Quarter 2009, we paid 60% of the dividend in stock and then in Third and Fourth Quarter 2009, we reduced the dividend while continuing to pay a portion in stock.  By First Quarter 2010, recognizing the fortress nature of our balance sheet and relieved that the eye of the storm had passed, we determined to return to an all cash dividend in the amount of $0.65 per share.  Now this is a lot of dividend activity in a very short period of time for a company that has, since it became a REIT in 1993, a history of dividend continuity and annual increases (mirroring our FFO growth), but it was a crisis.

With the world upside down, analysts and large shareholders advised us to reduce our dividend to the lowest amount possible (i.e., to taxable income) – a heretofore sacrilegious notion.  Some analysts and shareholders hated receiving any portion of the dividend in stock.   This confused me.  We were careful to pay a sufficient portion of the dividend in cash for shareholders to pay taxes; therefore, the remaining after-tax stock portion could either be retained for investment or sold to be the equivalent of an all cash dividend.  I, for one, retained my stock portion and realized a 50% appreciation, sort of like receiving a dividend and a half.

We recognize that the statistics show that over long holding periods REIT dividends represent a significant portion of total return.  We, at Vornado, understand that our job is to produce increases in per share results, from our income producing property portfolio, which will result in rising dividends.

Alexander’s

Our 32.4% owned affiliate Alexander’s will use up its remaining NOL during 2010.  Accordingly, to comply with IRS regulations that a REIT must distribute its taxable income, Alexander’s expects to begin paying a dividend in 2010.  Shareholders should note that Alexander’s earnings are penalized by holding $544 million in cash, currently earning nil.

Toys “R” Us

Toys “R” Us reported 2009 results earlier this month.  Their Form 10-K is available at their website at www.toysrusinc.com.  In 2009, Toys “R” Us successfully refinanced and extended five different loans and facilities aggregating $3.6 billion.  We, Bain Capital and Kohlberg Kravis Roberts & Co. have owned Toys “R” Us for five years.  Jerry Storch, CEO, and his team have run Toys “R” Us since 2006, achieving extraordinary results.  Toys “R” Us is a seasonal business where the Christmas fourth quarter is all important - and now that the books are closed on 2009 fourth quarter and the 2009 year, the team outperformed again, producing record results for the Christmas quarter and the year, all this in a weak retail environment.  Toys “R” Us is indeed very well positioned for the future.

Vornado Goes Green

Years ago when the first green shoots of sustainability started to sprout (pardon the pun), I was skeptical.  To say the first wave of solar panels, etc., were uneconomic would be an understatement.  Time marched on, and the green movement progressed.  Our Company’s thinking also progressed.  It became clear to us that the societal good was enormous and, as if that weren’t enough, I came to believe that in the not too distant future our customers, the largest tenants in the nation, would favor green buildings.  The economics are now obvious, especially for long-term owners like us, that sustainable practices save money for us and for our tenants.

The real estate industry quickly adopted standards for new green, ground-up development.  Today, virtually all new major construction is built to LEED gold or platinum standards.

But the real challenge and opportunity is to make the hundreds and hundreds of millions of square feet of existing buildings sustainable in the new world.  We are doing just that in our portfolio.  For example, we are:

•         Producing cleaner energy at our buildings through the installation of commercial cogeneration facilities and the installation of solar  panels;

•         Installing sophisticated energy management and submetering systems which enable tenants to track their energy usage, i.e. the Energy  Information Portal recently launched in New York;

•         Implementing new technologies that help us smartly predict and manage energy usage, a powerful tool in a deregulated environment.  Our Tenant Service Center in Washington, together with the energy curtailment program that we are implementing, allows us to shed  and shift loads during peak periods;

•         Retrofitting existing systems with higher efficiency technologies, including low energy lighting and low flow water fixtures; and

•         Operating our buildings day in and day out to conserve resources and reduce waste through recycling and green cleaning.

Today, our office buildings consume 35% less energy than the national average.

This year alone, our industry leading work has been rewarded through the following awards and designations:

•         Over 20 million square feet of EPA-designated Energy Star buildings;

•         6 million square feet of LEED certified space, with an additional 8 million square feet expected to be certified in 2010;

•         Leader in the Light Silver Award from NAREIT;

•         #1 listed U.S. real estate company in Maastrict University’s Global Environmental Real Estate Index and;

•         Chicago’s BOMA 2009 Green Office Building of the Year awarded to 350 West Mart Center.

We are proud that the U.S. Green Building Council selected our building in Washington, DC at 2101 L Street as their headquarters.

Please see “Sustainability” on Vornado’s website at www.vno.com for more information on our initiatives and programs to expand and develop environmental best practices across all of our businesses.

State of the Businesses

A detailed review of each of our real estate segments for 2009 is in Item 2 of Form 10-K, pages 21-55, and can be accessed on our website at www.vno.com.

In the recession plagued 2009, Company-wide leasing volumes were a record.  Year in and year out, our leasing stars out-perform the market and keep our buildings “full.”(5)

Of the 1,417,000 square feet leased in New York this year, 294,000 square feet was leased to existing tenants expanding their space in our portfolio (in the entertainment, pharmaceuticals, financial services and legal industries) and 64,000 square feet was leased to tenants who were new to Manhattan.

With little fanfare, new rents at Crystal City have risen from $31.36 in 2005 to $40.57 in 2009.  That’s a wow.

Last year, in an impossible market, we sold 1999 K Street a just completed Class A+ 250,000 square foot office building for $830 per square foot, the silver medal for highest price per square foot ever in the Washington market.

Century 21 and Kohl’s are now open in Rego Park, Queens, a 600,000 square foot, four-level urban shopping center.  Costco, Toys “R” Us, and TJ Maxx will be opening shortly.  Add Rego Park to Bergen Town Center, Manhattan Mall and several other retail developments which have recently opened.

The Mart business and the Hotel Pennsylvania are hurting.  Even talented managers cannot overcome tough markets.

End of Cycle Issues

We do not normally invest in land other than for timely use in development.  We are now carrying approximately $266 million in land - $82 million in several development projects, which had to be postponed for economic reasons and $184 million in Washington, about half of which was unintended, resulting from a default by a buyer.

We are carrying $180 million in three for-sale residential condominium projects, which will sell out over the next couple of years.

Like all other large real estate companies, public and private, we have a few situations involving under‑water property level non-recourse debt.  In several of these situations, we have entered into negotiations with the lender.

Over the last ten years we have made 24 mezzanine loans, aggregating $1.478 billion.  During that period, we have earned $104 million of net interest income after loan loss charges, producing an IRR of 3.8%.  Obviously, these are unacceptable results.  At year end, we had on balance sheet $97 million, net of reserves, in a handful of mezzanine loans.

(5)   “Full” in a manner of speaking.  We are holding several spaces in New York off the market, which should tell you something about our expectations for New York rents.

Distressed Sellers/Distressed Buyers

Analyst Michael Billerman recently noted that the anticipated avalanche of “distressed sellers” has yet to materialize, thereby creating a class of “distressed buyers.”  Legendary trader Ace Greenberg famously noted that there are no illiquid markets, just incorrect prices.  Here are my observations:

•         Today, lenders are not selling at panic distressed prices.  This is very different than the 1990s - who can forget the RTC, etc.

•         Sellers, and sellers who were lenders (and not natural holders) will flood to market as prices rise.  Assets will soon trade a plenty (just look at the volumes flooding into special servicing) but in controlled processes at clearing, but not distressed prices.(6)

The Great Recession and the debacle in residential real estate notwithstanding, commercial real estate is nowhere near as distressed today as in the 1990s.  Then, commercial real estate from coast-to-coast was grossly over built; year after year see-through office buildings stayed see-through.  That is not the case today – over leveraged yes, over built no.

Office demand is a function of jobs.  Experts had predicted that more than 350,000 jobs would be lost in New York in this cycle.  In fact, actual job loss was 186,000 versus 341,000 in the early 2000s recession and 443,000 in the early 1990s recession.  Further, and I believe a precursor to an aggressive real estate recovery in New York, the financial services industry is enjoying record activity and profits and is now adding jobs.

The comments above relate to CBD office and New York, in particular.  Our Washington Office and Retail businesses have been doing just fine.

This Cycle is (Not) Different

I believe the eye of the storm has clearly passed, recovery is now almost certain, it’s just a question of how strong and how long.

There is a lot to learn from the last cycle.  It lasted 18 years from peak to peak, 1988 – 2006.  In 1991, the door to the capital markets creaked open and Kimco went public, followed by a flood of real estate IPOs which continued for the next decade.  The parallel to the current cycle is almost exact - in 2009 and 2010, a scant two years after the bust, REITS were re-equitized by the capital markets.  Using the past cycle as a guide, I believe we have a few years of fragile recovery and then many years of sustained growth ahead of us.

I predict the previous peak in commercial real estate values will be exceeded.(7)  In a deleveraging, slower growth world, income from hard assets becomes more valuable.

* * *

Park Avenue, the major corporate corridor of New York, comprises about 40 million square feet from Grand Central to 59th Street and buildings there are on average about 45 years old (which is about the average age of the entire New York office stock).  So here’s an idea for the powers that be.  To keep regenerating New York, why not upzone Park Avenue as an economic incentive to tear down old buildings and replace them with new‑builds which may be, say, half again the size.  They do this in London, quite successfully.  (Park Avenue is only one example.)

(6)  Look at General Growth - all the money was made buying securities in the panic.  Whoever the final acquirer turns out to be, they will be paying a fair, not distressed price.

(7)   I’m not going too far out on a limb here, when one considers that the previous peak was generally around replacement cost.

In Tribute to Robert H. Smith

Robert H. Smith, age 81, passed away suddenly on December 29, 2009.  Bob was a brilliant businessman, a Vornado Trustee, valued advisor and a dear friend.  He was a builder who became a giant, and a legend in Washington.  He was a major philanthropist.  Taking the business founded by his father, and together with Bob Kogod, his brother-in-law and life-long business partner (himself a sitting Vornado Trustee), they created the largest real estate company in Washington, by far.  Vornado acquired their commercial business in 2002.  This acquisition of 12.4 million square feet, including Crystal City with its 6.6 million square feet, formed the nucleus of our Washington business.  This business now contains 18.6 million square feet.  My eulogy to Bob is posted on Vornado’s website www.vno.com.  Mike and I, and the Vornado family, extend our deepest condolences to Clarice and Bob’s family.

***

We wish Wilbur a rapid return to robust health.  We salute first-time parents Shannon, Mario, James and Wilbur.  We welcome Bob Minutoli.

Thank You

In 2009, the talented men and women of Vornado, 4,600 strong:

•         managed, maintained, cleaned and provided security for over 100 million square feet of commercial space.

•         leased 7,155,000 square feet (a record, and that in a recession year) in 892 separate transactions.

•         were responsible for the investment of $637 million in development and maintenance capital.

•         executed over $4 billion of capital markets transactions (not including assisting in those of Toys “R” Us and other affiliates).

•         sold assets for $263 million of proceeds with profits of $43 million in 16 transactions.

•         produced over 1,500 pages of financial reports and SEC filings; and collected $2.7 billion of revenue from 5,600 tenants.

Mike and I thank each of these talented men and women and especially the hundreds whom we are lucky enough to interact with during each year.  We acknowledge and thank our senior partners – Michelle Felman, David Greenbaum, Chris Kennedy, Joseph Macnow, Sandeep Mathrani, Mitchell Schear and Wendy Silverstein – there are none better.

Steven Roth
Chairman
March 18, 2010

Again this year, I offer to assist shareholders with tickets to my wife’s theatrical productions on Broadway – Fela!; A Little Night Music; Come Fly Away and Love, Loss and What I Wore.  Please call if I can be of help.

APPENDIX 1 – DETAIL OF OTHER EBITDA – See Page 2

($ in thousands)	2009	2008

555 California Street	44,757	48,316
Industrial Warehouses	4,737	5,264
Corporate general and administrative expenses	(79,843)	(91,967)
Investment Income	32,386	58,383
Interest income on mortgages receivable	32,181	44,721
Other investments	6,981	6,321
Non-cash write-downs:
Investment in Lexington Realty Trust	(19,121)	(107,882)
Marketable equity securities	(3,361)	(76,352)
Real Estate development costs:
Partially owned entities	(17,820)	(96,037)
Wholly owned entities	(87,823)	(80,852)

Mezzanine loans loss (accrual) reversal	(190,738)	10,300
Net loss on early extinguishment of debt	(25,915)	--
Income from terminated sale of land	27,089	--
Derivative positions in marketable securities	--	(33,740)
Alexander’s SARs	11,105	6,583
Alexander’s income tax benefit	13,100	--
Toys “R” Us purchase price adjustment and litigation settlement income	16,268	--
AmeriCold Realty Trust (sold in March 2008)	--	129,565
Write-off of unamortized costs from voluntary surrender of equity awards	(32,588)	--
Other, net	11,484	18,489
Total	(257,121)	(158,888)

1

Below is a reconciliation of Net Income to EBITDA:

($ IN MILLIONS)	2009	2008	2007	2006	2005	2004	2003	2002	2001	2000
Net Income	106.2	359.3	541.5	554.8	536.9	592.9	460.7	232.9	263.7	234.0
Interest and debt expense	826.8	821.9	853.5	698.4	418.9	313.3	296.1	305.9	266.8	260.6
Depreciation, amortization, and income taxes	739.0	568.1	680.9	530.7	346.2	298.7	281.1	257.7	188.9	167.3
Cumulative effect of change in accounting principle	--	--	--	--	--	--	--	30.1	4.1	--
EBITDA	1,672.0	1,749.3	2,075.9	1,783.9	1,302.0	1,204.9	1,037.9	826.6	723.5	661.9
Gains on sale of real estate	(45.3)	(57.5)	(65.0)	(32.6)	(31.6)	(75.8)	(161.8)	--	(15.5)	(11.0)
Noncontrolling Interests	25.1	55.4	69.8	79.9	133.5	156.5	175.7	137.4	109.9	100.4
EBITDA before noncontrolling interests and gains on sale of real estate	1,651.8	1,747.2	2,080.7	1,831.2	1,403.9	1,285.6	1,051.8	964.0	817.9	751.3
Non-comparable items	316.6	236.6	(169.2)	(258.6)	(217.7)	(232.6)	(110.5)	(45.8)	(67.6)	(90.2)
EBITDA adjusted for comparability	1,968.4	1,983.8	1,911.5	1,572.6	1,186.2	1,053.0	941.3	918.2	750.3	661.1

Below is a reconciliation of Net Income to FFO:
($ IN MILLIONS, EXCEPT SHARE AMOUNTS)	2007	2006	2005	2004	2003	2002	2001	2000
Net Income	541.5	554.8	536.9	592.9	460.7	232.9	263.7	234.0
Preferred share dividends	(57.1)	(57.5)	(46.5)	(21.9)	(20.8)	(23.2)	(36.5)	(38.7)
Net Income applicable to common shares	484.4	497.3	490.4	571.0	439.9	209.7	227.2	195.3
Depreciation and amortization of real property	451.3	337.7	276.9	228.3	208.6	195.8	119.6	97.7
Net gains on sale of real estate and insurance settlements	(60.8)	(33.8)	(31.6)	(75.8)	(161.8)	--	(15.5)	(10.9)
Cumulative effect of change in accounting principle	--	--	--	--	--	30.1	4.1	--
Partially-owned entity adjustments:
Depreciation and amortization of real property	134.0	105.6	42.1	49.4	54.8	51.9	65.6	68.8
Net gains on sale of real estate	(15.5)	(13.2)	(2.9)	(3.0)	(6.8)	(3.4)	(6.3)	--
Income tax effect of adjustments included above	(28.8)	(21.0)	(4.6)	--	--	--	--	--
Noncontrolling interests’ share of above adjustments	(46.7)	(39.8)	(32.0)	(28.0)	(20.1)	(50.5)	(19.7)	(19.2)
Interest on exchangeable senior debentures	25.0	24.7	18.0	--	--	--	--	--
Preferred share dividends	0.3	0.7	0.9	8.1	3.6	6.2	19.5	21.7
Funds From Operations	943.2	858.2	757.2	750.0	518.2	439.8	394.5	353.4
Funds From Operations per share	$5.75	$5.51	$5.21	$5.63	$4.44	$3.91	$3.96	$3.65

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